March 20, 2009

Marc Kronfrost, Accounting Branch Chief
Securities and Exchange Commission
Division of Corporate Finance
Mail Stop 4561
101 F Street, N.E.
Washington D.C. 20549

RE:      TEMPCO, INC.
         FORM 10-KSB FOR FISCAL YEAR ENDED JUNE 30, 2008
         FILED SEPTEMBER 29, 2008
         FORM 10-Q FOR FISCAL QUARTER ENDED DECEMBER 31, 2008
         FILED JANUARY 27, 2009
         FILE NO. 1-10320

Dear Mr. Kronfrost:

         On behalf of the Tempco, Inc. (the "Company"), and in connection with your letter of February 24, 2009, we hereby make the following statements:

         o The Company is responsible for the adequacy and accuracy of the disclosure in its filings;

         o The Company acknowledges that staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

         o The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                        Sincerely,

                                        TEMPCO, INC.

                                        /s/ Stanley L. Schloz

                                        Stanley L. Schloz, President